Exhibit 10.4

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) dated as of May 10, 2024, is entered into by and between Reneo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Michael Cruse (“Consultant”).

RECITALS

WHEREAS, the Company believes that Consultant’s expertise and knowledge will enhance the Company’s business; and

WHEREAS, the Company wishes to retain Consultant to perform consulting services and fulfill certain related duties and obligations under the terms and conditions of this Agreement contingent upon and effective upon the consummation of the transactions contemplated by that certain Agreement and Plan of Merger by and among the Company, Radiate Merger Sub I, Inc., Radiate Merger Sub II, LLC, and OnKure, Inc. (the “Merger Agreement”).

NOW, THEREFORE, in consideration of (a) the mutual covenants and agreements set forth in this Agreement, and (b) other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.
Consulting Services.
(a)
Capacity. The Company hereby retains Consultant on a non-exclusive basis, and Consultant hereby accepts such position, upon the terms and conditions set forth herein, with respect to the business of the Company and its subsidiaries for the purpose of providing transition and post-closing integration services in connection with the consummation of the transactions contemplated by the Merger Agreement and any other duties and services as may be mutually agreed upon by the Company and Consultant, provided that Consultant shall make himself available in any event to provide consulting services for approximately five hours per month (or such other time commitment as may be mutually agreed upon by the parties) at times reasonably requested by the Company and mutually convenient for Consultant.
(b)
Term and Termination. This Agreement will commence on the Effective Date (as defined in Section 10) and shall continue until, and shall end upon, the six-month anniversary of the Effective Date (the “Anniversary Date”). Notwithstanding the foregoing, this Agreement may be terminated by either party upon written notice to the other party, subject to Section 1(c) hereof.
(c)
Compensation. In consideration of Consultant’s performance of the consulting services hereunder, the Company will make a one-time lump-sum cash payment to Consultant in an amount equal to $15,000 within ten days following the Anniversary Date, provided that Consultant has not been terminated by the Company for Cause (as such term is defined in any written agreement between Consultant and the Company and, in the absence of any such agreement, as such term is defined in the Company 2014 Equity Incentive Plan, the “2014 Plan”)) prior to such time. For the avoidance of doubt, in the event that prior to the Anniversary Date, Consultant terminates this Agreement for any reason or the Company terminates Consultant’s engagement other than for Cause, Consultant shall remain entitled to payment hereunder.
(d)
Reimbursement of Expenses. The Company shall reimburse Consultant for all reasonable expenses incurred by Consultant in the performance of Consultant’s duties under this Agreement and in accordance with Company policies. Such reimbursement payments will be made upon receipt of the appropriate documentation by the Company. Notwithstanding the foregoing, any individual expense above $1,000 to be incurred by Consultant in connection with this Agreement shall require the prior approval of Jennifer Lam.
(e)
Equity Matters.
(i)
For the avoidance of doubt, the parties hereby acknowledge and agree that, subject to approval by the Board of Directors of the Company, all equity incentive awards granted to Consultant pursuant to (or otherwise subject to the terms of) the 2014 Plan or the Company 2021 Equity Incentive Plan (the “2021 Plan”, and together with the 2014 Plan, the “Equity Plans”) that are outstanding as of immediately prior to the Effective Date shall automatically vest in all respects (with any performance-based vesting deemed to have been achieved at 100% of the target level) as of the Effective Date, to the extent not already vested, contingent upon the consummation of the transactions contemplated by the Merger Agreement.
(ii)
For the avoidance of doubt, the parties hereby acknowledge and agree that Consultant’s provisions of services pursuant to this Agreement will constitute Continuous Service (as defined in the applicable Equity Plan) for purposes of the Equity Plans and all awards granted pursuant to (or otherwise subject to the terms of) such Equity Plans. Notwithstanding anything to the contrary, the Company hereby agrees that Section 8(e) of the 2014 Plan and Section 9(f) of the 2021 Plan will not apply with respect to Consultant and Consultant’s awards granted under (or otherwise subject to the terms of) such Equity Plan.
(iii)
For the avoidance of doubt, the parties hereby acknowledge and agree that, subject to approval by the Board of Directors of the Company, all stock options granted to Consultant pursuant to (or otherwise subject to the terms of) the 2014 Plan or 2021 Plan that are outstanding as of the date of the Merger Agreement will be amended to provide that the applicable exercise window following Consultant’s termination of Continuous Service other than for Cause (as defined in the applicable Equity Plan) will be the longer of: (i) a period of three months following termination of Continuous Service; or (ii) a period commencing on the date of termination of Continuous Service and ending on the Anniversary Date; provided, however, that in the event that the Merger Agreement is terminated pursuant to Section 9.1 thereof, the applicable exercise window will be the longer of: (A) a period of three months following Consultant’s termination of Continuous Service; or (B) a period of three months following termination of the Merger Agreement; provided, further, that in no event will the exercise window of any option be extended beyond the term applicable to such option.
2.
Independent Contractor.

(a)
During the term of this Agreement, Consultant will at all times be and remain an independent contractor. Consultant shall be free to exercise Consultant’s own judgment as to the manner and method of providing consulting services to the Company hereunder, subject to applicable laws and requirements reasonably imposed by the Company. Consultant acknowledges and agrees that during the term of this Agreement Consultant will not be treated as an employee of the Company or any of its affiliates for purposes of federal, state, local or foreign income tax withholding or social security regime, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any workers’ compensation law of any state or country or for purposes of benefits provided to employees of the Company or any of its affiliates under any employee benefit plan. Consultant acknowledges and agrees that as an independent contractor, Consultant will be required to pay any applicable taxes and social security contributions on the fees paid to Consultant pursuant to this Agreement. Consultant shall indemnify, hold harmless and defend the Company and its affiliates for all tax, social security contributions and other liabilities (including, without limitation, reasonable fees and expenses of attorneys and other professionals) arising out of or relating to Consultant’s failure to report and pay all income taxes or other taxes due and/or social security contributions on taxable amounts paid to or on behalf of Consultant by the Company (or an affiliate thereof).
(b)
Consultant shall solely be responsible for, and neither the Company nor any of its affiliates shall be liable in connection with, (i) any and all acts or omissions of Consultant’s agents, employees or representatives, including, without limitation, acts or omissions that result in non-compliance with employment laws; (ii) any and all business licenses, insurance, costs and expenses in connection with Consultant’s office or place of business, sales tax reports, taxes and other fees, if any, as may be required (unless Consultant bills sales tax); and (iii) any and all payroll, commissions, wages, withholding, social security, workers’ compensation and other employment-related taxes, fees, compensation and insurance with respect to such agents, employees or representatives. Consultant shall be responsible for and shall, and hereby does, indemnify and hold the Company and its affiliates harmless from all damages, claims, losses, liabilities, costs and expenses incurred by Consultant or the Company (or an affiliate thereof) on account of any act or omission of Consultant or any of Consultant’s agents, employees or representatives, or any of the matters set forth in this Section 2.
3.
Section 409A. The intent of the parties is that all payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company (or any affiliate thereof) be liable for any additional tax, interest or penalty that may be imposed on Consultant by Section 409A or damages for failing to comply with Section 409A. If any reimbursements or in-kind benefits provided by the Company pursuant to this Agreement would constitute deferred compensation for purposes of Section 409A, such reimbursements or in-kind benefits will be subject to the following rules: (a) the amounts to be reimbursed or the in-kind benefits to be provided will be determined pursuant to the terms of the applicable benefit plan, policy or agreement and will be limited to Consultant’s lifetime and the lifetime of Consultant’s eligible dependents; (b) the amount eligible for reimbursement or the in-kind benefits provided during any calendar year may not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other calendar year;

(c) any reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (d) Consultant’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit. In addition, to the extent required to avoid an impermissible distribution under Section 409A, in the event that Consultant is a “specified employee” within the meaning of Section 409A, Consultant shall not be entitled to any payment pursuant to this Agreement until the earlier of (i) the first day following the six-month anniversary of Consultant’s separation from service (within the meaning of Section 409A), or (ii) the date of Consultant’s death.
4.
Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, and this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.
5.
Complete Agreement; Counterparts. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, provided that for the avoidance of doubt, this Agreement does not supersede any existing entitlement by Consultant to severance benefits under any other written agreement or plan providing for such benefits. This Agreement may be executed in separate counterparts (including in electronic or PDF format), each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.
6.
Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Consultant, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that Consultant may not assign any rights or delegate any obligations hereunder without the prior written consent of the Company. For the avoidance of doubt, Consultant hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided that such transferee or successor assumes the liabilities of the Company hereunder.
7.
Choice of Law. This Agreement shall be governed by and enforced in accordance with the laws of the State of California, United States of America.
8.
Prevailing Party’s Litigation Expenses. In the event of litigation between the Company and Consultant related to this Agreement, the non-prevailing party shall reimburse the prevailing party for any costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred by the prevailing party in connection therewith.
9.
Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

10.
Operation of Agreement. This Agreement shall be binding immediately upon its execution, but, notwithstanding any provision of this Agreement to the contrary, this Agreement shall not become effective or operative (and neither party shall have any obligation hereunder) until the date on which the transactions contemplated by the Merger Agreement are consummated (the “Effective Date”).

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Reneo Pharmaceuticals, Inc.

By:	/s/ Gregory J. Flesher
Gregory J. Flesher
President and CEO

/s/ Michael Cruse
Michael Cruse

Signature Page to Cruse Consulting Agreement